Exhibit j under Form N-1A
Exhibit 23 under Item 601/REg.S-K

KPMG LLP          Telephone +1 617 988 1000
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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and
Board of Trustees of
Federated Stock Trust:

We consent to the use of our report dated December 24, 2009, with respect to the financial statements of the Federated MDT Stock Trust (formally Federated Stock Trust), a portfolio of Federated Stock Trust, as of October 31, 2009, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm”, “Addresses”, and “Appendix” in the statement of additional information.

Boston, Massachusetts
January, 22, 2010